Exhibit 99.1

Five Point Holdings, LLC Announces First Quarter 2018 Results

First Quarter 2018 and Recent Highlights

•	Continued development at Newhall Ranch. On track for land deliveries at the end of 2019.

•	Milestone approvals secured for additional commercial entitlements in San Francisco while moving forward with infrastructure at Candlestick.

•	Sale of 33 acres for $166 million with approval to build 536 homes in the Great Park Neighborhoods.

•	Company maintains strong credit profile, including total liquidity of $902 million and debt to total capitalization of 24.1% at March 31, 2018.

Aliso Viejo, CA, May 14, 2018 (Business Wire) – Five Point Holdings, LLC (“Five Point” or the “Company”) (NYSE:FPH), an owner and developer of large mixed-use, master-planned communities in California, today reported financial results for the first quarter of 2018. Emile Haddad, Chairman and CEO, commented that “Five Point has benefited from a strong start to the year driven by continued operational progress. Economic tailwinds in the form of sustained job growth and limited housing supply in our core markets suggest that the value of our land portfolio will steadily appreciate. Our ongoing efforts to develop Newhall Ranch have continued. As a result, we believe that we are positioned to generate revenues in that community sometime toward the end of 2019. In San Francisco, the receipt of certain milestone approvals leaves us on track to acquire another two million square feet of commercial entitlements before the end of 2018. We continue moving forward with infrastructure at Candlestick Point. At the Shipyard, we are having discussions with the City of San Francisco as it relates to the timing of land conveyance. In the Great Park Neighborhoods, buyer demand at Cadence Park, which opened its first phase in March, has been brisk. We have also been active since the end of the quarter. In April, the Great Park Venture made a cash distribution of $235 million to holders of legacy interests. In May, the Great Park Venture completed the sale of 33 acres for $166 million, or $5 million per acre, in the Great Park Neighborhoods. This transaction further validates our view of the residual value of our assets. We remain firmly committed to maximizing the value of our assets while maintaining a strong financial position.”

First Quarter 2018 Consolidated Results

Liquidity and Capital Resources

As of March 31, 2018, total liquidity of $902 million was comprised of cash and cash equivalents totaling $778 million and borrowing availability of $124 million under our $125 million unsecured revolving credit facility. Total capital was $1.9 billion, reflecting $3.0 billion in assets and $1.1 billion in liabilities.

Results of Operations

Revenues. Revenues of $15.0 million for the three months ended March 31, 2018 were primarily generated from management services. Our adoption of new revenue accounting guidance on January 1, 2018 has resulted in accelerated recognition of revenue that reflects the impact of variable incentive compensation in our development management agreement with the Great Park Venture. Historically, revenue was not recognized until contingencies related to the amount and timing of the consideration were resolved. Under new revenue guidance, however, we will recognize the revenue that we expect to receive over the projected contract term and as to which a significant reversal is unlikely to occur.

Other income. Other income for the three months ended March 31, 2018 consisted primarily of a $6.7 million gain on the sale of the Tournament Players Club at Valencia golf course in our Newhall segment, in addition to interest income earned on our cash and cash equivalents during the three-month period.

Equity in loss from unconsolidated entities. Equity in loss from unconsolidated entities was $3.6 million for the three months ended March 31, 2018. The loss was primarily due to our proportionate share of the Great Park Venture’s net loss during the quarter of $14.7 million. After adjusting for amortization and accretion of the basis difference, our equity in loss from our 37.5% percentage interest in the Great Park Venture was $4.1 million. Equity in earnings from our 75% interest in the Gateway Commercial Venture was $0.4 million for the three months ended March 31, 2018.

Selling, general, and administrative. Selling, general, and administrative expenses were $28.6 million for the three months ended March 31, 2018 and were largely comprised of employee related costs, including $3.4 million in share based compensation expense.

Net loss. Consolidated net loss for the quarter was $14.3 million. The net loss attributable to noncontrolling interests totaled $9.1 million, resulting in a net loss attributable to the Company of $5.2 million.

Segment Results

Newhall Segment. We are continuing our land development activities with a focus on Mission Village and expect to start delivering homesites to builders in late 2019. Mission Village is approved for up to 4,055 homesites and approximately 1.6 million square feet of commercial development.

Total segment revenues were $2.8 million for the first quarter of 2018 and were derived from agricultural leasing and the sale of citrus crops. Selling, general, and administrative expenses were $4.1 million for the three months ended March 31, 2018.

San Francisco Segment. We are continuing our land development activities at Candlestick Point. We are also working with the City of San Francisco to increase the total amount of commercial entitlements at The San Francisco Shipyard and Candlestick Point by over two million square feet. We recently received milestone approvals for these new entitlements from several agencies, including the Planning Commission, the Metropolitan Transportation Authority, and the Office of Community Investment and Infrastructure. As a result, we anticipate receiving final approval for increased commercial square footage sometime before the end of 2018.

Total segment revenues were $2.0 million for the first quarter of 2018. Revenues during the quarter were mostly attributable to fees generated from management agreements. Selling, general, and administrative expenses were $6.4 million for the first quarter.

Great Park Segment. A favorable operating environment has resulted in solid sales performance at the Great Park Neighborhoods. Parasol Park is substantially sold out, and sales at Cadence Park, the Great Park Venture’s newest neighborhood, which opened its first phase in March, are off to a good start.

Total segment revenues were $10.5 million for the first of quarter 2018. Revenues were mainly attributable to management services that we provided to the Great Park Venture. The Great Park Segment’s net loss for the quarter was $11.4 million, which included a net loss of $14.7 million attributed to the Great Park Venture that is not consolidated in our financial statements. After making adjustments to account for a difference in investment basis, the Company’s equity in loss from the Great Park Venture was $4.1 million for the three months ended March 31, 2018.

Commercial Segment. For the three months ended March 31, 2018, the commercial segment recognized $6.8 million in revenues from a triple net lease with Broadcom and property management services provided by us. Segment expenses were mostly comprised of depreciation, amortization and interest expense totaling $5.1 million. Segment net income was $0.7 million. Our share of equity in income from the Gateway Commercial Venture totaled $0.4 million for the three months ended March 31, 2018.

Conference Call Information

In conjunction with this release, Five Point will host a conference call today, Monday, May 14, 2018 at 5:00 pm Eastern Time. Emile Haddad, Chairman, President and Chief Executive Officer, and Erik Higgins, Vice President and Chief Financial Officer, will host the call. Interested investors and other parties can listen to a live Internet audio webcast of the conference call that will be available on the Five Point website at ir.fivepoint.com. The conference call can also be accessed by dialing (877) 425-9470 (domestic) or (201) 389-0878 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13680073. The telephonic replay will be available until 11:59 p.m. Eastern Time on May 28, 2018.

About Five Point

Five Point, headquartered in Aliso Viejo, California, designs and develops large mixed-use, master-planned communities in Orange County, Los Angeles County, and San Francisco County that combine residential, commercial, retail, educational, and recreational elements with public amenities, including civic areas for parks and open space. Five Point’s communities include the Great Park Neighborhoods® in Irvine, Newhall Ranch® near Valencia, and The San Francisco Shipyard/Candlestick Point in the City of San Francisco. These communities are designed to include approximately 40,000 residential homes and approximately 21 million square feet of commercial space.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our Annual Report on Form 10-K, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Investor Relations:

Bob Wetenhall, 949-349-1087

bob.wetenhall@fivepoint.com

or

Media:

Steve Churm, 949-349-1034

steve.churm@fivepoint.com

Source: Five Point Holdings, LLC

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2018	2017
REVENUES:
Land sales	$49	$465
Land sales—related party	221	84,271
Management services—related party	11,767	5,470
Operating properties	2,930	2,097

Total revenues	14,967	92,303

COSTS AND EXPENSES:
Land sales	38	80,447
Management services	7,089	2,649
Operating properties	2,390	2,280
Selling, general, and administrative	28,596	27,198

Total costs and expenses	38,113	112,574

OTHER INCOME:
Adjustment to payable pursuant to tax receivable agreement	1,928	—
Interest income	2,747	—
Miscellaneous	7,781	23

Total other income	12,456	23

EQUITY IN LOSS FROM UNCONSOLIDATED ENTITIES	(3,607)	(2,876)

LOSS BEFORE INCOME TAX BENEFIT	(14,297)	(23,124)
INCOME TAX BENEFIT	—	—

NET LOSS	(14,297)	(23,124)
LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(9,065)	(15,282)

NET LOSS ATTRIBUTABLE TO THE COMPANY	$(5,232)	$(7,842)

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)

(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
INVENTORIES	$1,471,615	$1,425,892
INVESTMENT IN UNCONSOLIDATED ENTITIES	529,467	530,007
PROPERTIES AND EQUIPMENT, NET	29,417	29,656
ASSETS HELD FOR SALE, NET	—	4,519
INTANGIBLE ASSET, NET—RELATED PARTY	104,653	127,593
CASH AND CASH EQUIVALENTS	778,242	848,478
RESTRICTED CASH AND CERTIFICATES OF DEPOSIT	1,467	1,467
RELATED PARTY ASSETS	44,836	3,158
OTHER ASSETS	8,247	7,585

TOTAL	$2,967,944	$2,978,355

LIABILITIES AND CAPITAL
LIABILITIES:
Notes payable, net	$561,062	$560,618
Accounts payable and other liabilities	164,879	167,620
Liabilities related to assets held for sale	—	5,363
Related party liabilities	177,209	186,670
Payable pursuant to tax receivable agreement	152,855	152,475

Total liabilities	1,056,005	1,072,746

CAPITAL:
Class A common shares; No par value; Issued and outstanding: 2018—64,268,027 shares; 2017—62,314,850 shares
Class B common shares; No par value; Issued and outstanding: 2018—81,418,003 shares; 2017—81,463,433 shares
Contributed capital	535,900	530,015
Retained earnings	63,293	57,841
Accumulated other comprehensive loss	(2,474)	(2,455)

Total members’ capital	596,719	585,401
Noncontrolling interests	1,315,220	1,320,208

Total capital	1,911,939	1,905,609

TOTAL	$2,967,944	$2,978,355

FIVE POINT HOLDINGS, LLC

SUPPLEMENTAL DATA

(In thousands)

(Unaudited)

March 31, 2018
Cash and cash equivalents	$778,242
Borrowing capacity (1)	124,000

Total liquidity	$902,242

(1)	As of March 31, 2018, no funds have been drawn on the Company’s $125.0 million revolving credit facility; however, letters of credit of $1.0 million are issued and outstanding under the revolving credit facility, thus reducing the available capacity by the outstanding letters of credit amount.

March 31, 2018
Debt (1)	$607,692

Total capital	1,911,939

Total capitalization	$2,519,631

Debt to total capitalization	24.1%

(1)	For purposes of this calculation, debt consists of (i) the outstanding principal on the Company’s 7.875% senior notes due 2025 of $500.0 million, (ii) a settlement note with an outstanding principal of $5.0 million, and (iii) the Company’s related party EB-5 reimbursement obligation of $102.7 million.